EXHIBIT 4.11
THIS WARRANT AND THE COMMON STOCK ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THIS WARRANT AND THE COMMON STOCK ISSUABLE UPON EXERCISE OF THIS WARRANT MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS WARRANT UNDER SAID ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO DOVER SADDLERY, INC. THAT SUCH REGISTRATION IS NOT REQUIRED.
AMENDED AND RESTATED COMMON STOCK PURCHASE WARRANT

No. W-5A	Original Issue Date: December 11, 2007
     THIS IS TO CERTIFY THAT, for value received,                         ,a                               , and its successors and permitted assigns (“Initial Holder”) are entitled, subject to the terms and conditions set forth in this Amended and Restated Common Stock Purchase Warrant (this “Warrant”), to purchase from Dover Saddlery, Inc., a Delaware corporation, at any time and from time to time after 9:00 A.M., Providence, Rhode Island time on the Initial Exercise Date (as defined in Section 1 below) and on or prior to 5:00 P.M., Providence, Rhode Island time on the Expiration Date (as defined in Section 1 below), all or any portion of the Warrant Shares (as defined in Section 1 below), at a purchase price per share equal to the Exercise Price (as defined in Section 1 below). The number and character of the Warrant Shares and the Exercise Price are subject to adjustment as provided herein. This Warrant amends, restates and supersedes in its entirety that certain Common Stock Purchase Warrant No. W-2A (the “Initial Warrant”) issued to the Initial Holder on December 11, 2007.
     1. Definitions. As used in this Warrant, the following terms shall have the respective meanings set forth below or elsewhere in this Warrant as referred to below:
     “Appraisal Procedure” if applicable, shall mean a valuation of the Common Stock determined by an investment banking firm of national recognition, which firm shall be reasonably acceptable to the Corporation and Holder. If the Corporation and Holder are unable to agree upon an acceptable investment banking firm within ten (10) days after the date either party proposed that one be selected, the investment banking firm will be selected by an arbitrator located in Providence, Rhode Island, selected by the American Arbitration Association (or if such organization ceases to exist, the arbitrator shall be chosen by a court of competent jurisdiction). The arbitrator shall select the investment banking firm (within ten (10) days of its appointment) from a list, jointly prepared by the Corporation and Holder, of not more than six (6) investment banking firms of national standing in the United States, of which no more than three (3) may be named by the Corporation and no more than three (3) may be named by Holder. The arbitrator may consider, within the ten-day period allotted, arguments from the parties regarding which investment banking firm to choose, but the selection by the arbitrator shall be made in its sole discretion from the list of six (6). The Corporation and Holder shall submit their respective valuations and other relevant data to the investment banking firm, and the investment banking firm shall as soon as practicable thereafter make its own determination of the valuation amount. The final valuation amount for purposes hereof shall be the average of the two (2) valuation amounts closest together, as determined by the investment banking firm, from among the valuation amounts submitted by the Corporation and Holder and the valuation amount calculated by the investment banking firm. The determination of the final valuation amount by such investment-banking firm shall be final and binding upon the parties. The Corporation and Holder shall share equally the fees and expenses of the investment banking firm(s) and arbitrator (if any) used to determine the valuation amount.
     “Capital Stock” means the Common Stock, and all other classes of common stock (whether voting or non-voting), and all other forms of capital stock or securities of Corporation (preferred or otherwise).
     “Common Stock” shall mean the shares of the Common Stock of the Corporation, $0.0001 par value per share, and shall include the Corporation’s Common Stock authorized as at the date of this Warrant.
     “Corporation” shall mean Dover Saddlery, Inc., a Delaware corporation, and/or any Person that shall succeed to, or assume the obligations of Dover Saddlery, Inc. hereunder.
     “Determination Date” shall have the meaning set forth in subsection 2.4 hereof.
     “Exercise Price” shall mean, as of the Initial Exercise Date, the Initial Exercise Price, and after the Initial Exercise Date, the Initial Exercise Price as adjusted from time to time pursuant to the terms of this Warrant.
     “Expiration Date” shall mean the date that is nine (9) years from the Issue Date.
     “Fair Market Value” shall having the meaning set forth in subsection 2.4 hereof.
     “Holder” shall mean, as applicable, (i) the Initial Holder, (ii) any successor of the Initial Holder or (iii) any other holder of record of this Warrant or any portion thereof to whom this Warrant or any portion thereof shall have been transferred in accordance with the provisions of Section 9 hereof.
     “Initial Exercise Date” shall mean the Issue Date.
     “Initial Exercise Price” shall mean $2.75 per share of Common Stock.
     “Initial Holder” shall have the meaning set forth in the second paragraph hereof.
     “Initial Warrant Shares” shall mean shares of Common Stock of the Corporation equal to eight-tenths of one percent (0.8%) of the total issued and outstanding Capital Stock of the Corporation, on a fully diluted basis (which on the date of this Warrant is 47,268 shares). The number of Initial Warrant Shares shall be computed as of the date of exercise (or, if applicable, each respective partial exercise) of this Warrant. For the avoidance of doubt, all outstanding options on the date of this Warrant shall be included in the “fully diluted” calculation, but options granted after the date of this Warrant under the 2005 Equity Incentive Plan, as presently constituted, shall not be taken into account.
     “Issue Date” shall mean the Original Issue date stated on the face of this Warrant.
     “Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.
     “Purchase Price” shall mean the Exercise Price.
     “Registration Rights Agreement” shall mean that certain Registration Rights Agreement, dated the date hereof, by and between Holder and the Corporation.
     “Securities Act” shall mean the Securities Act of 1933, as amended.
     “Subscription Form” shall have the meaning set forth in subsection 2.2 hereof.

     “Warrant” shall have the meaning set forth in the second paragraph hereof.
     “Warrant Shares” shall mean shares of Stock consisting of the Initial Warrant Shares, and at any time thereafter such Initial Warrant Shares, after giving effect to any adjustments in the number of Initial Warrant Shares as set forth in Section 5 hereof.
     2. Exercise of Warrant.
          2.1. Number of Shares Issuable upon Exercise. From and after the Initial Exercise Date through and including the Expiration Date, the holder hereof shall be entitled to receive, upon exercise of this Warrant in whole in accordance with the terms of subsection 2.2 hereof or upon exercise of this Warrant in part in accordance with subsection 2.3 hereof, shares of Common Stock of the Corporation, subject to adjustment pursuant to Section 4 hereof.
          2.2. Full Exercise. This Warrant may be exercised in full by the holder hereof by delivery of an original or fax copy of the form of subscription attached as Exhibit A hereto (the “Subscription Form”) duly executed by such Holder, to the Corporation at its principal office or at the office of its warrant agent (as provided hereinafter), accompanied by payment, in cash, wire transfer, or by certified or official bank check payable to the order of the Corporation, in the amount obtained by multiplying the number of shares of Common Stock for which this Warrant is then exercisable by the Purchase Price then in effect.
          2.3. Partial Exercise. This Warrant may be exercised in part (but not for a fractional share) by surrender of this Warrant in the manner and at the place provided in subsection 2.2 hereof except that the amount payable by the holder on such partial exercise shall be the amount obtained by multiplying (a) the number of shares of Common Stock designated by the holder in the Subscription Form by (b) the Purchase Price then in effect. On any such partial exercise, the Corporation, at its expense, will forthwith issue and deliver to or upon the order of the holder hereof a new Warrant of like tenor, in the name of the holder hereof or as such holder (upon payment by such holder of any applicable transfer taxes) may request, for the number of shares of Common Stock for which such Warrant may still be exercised.
          2.4. Fair Market Value. Fair Market Value of a share of Common Stock as of a particular date (the “Determination Date”) shall mean:
               (a) If the Corporation’s Common Stock is traded on an exchange, including, without limitation, the NASDAQ Stock Exchange (“NASDAQ”), then the average closing or last sale price, respectively, reported for the ten (10) business days immediately preceding the Determination Date.
               (b) If the Corporation’s Common Stock is not traded on an exchange, but is traded on the NASD OTC Bulletin Board, then the mean of the average of the closing bid and asked prices reported for the ten (10) business days immediately preceding the Determination Date.
               (c) If the Corporation’s Common Stock is not publicly traded, then as determined in accordance with the Appraisal Procedures, unless otherwise agreed to by the Corporation and Holder.
          2.5. Corporation Acknowledgment. The Corporation will, at the time of the exercise of the Warrant, upon the request of the Holder acknowledge in writing its continuing obligation to afford to Holder any rights to which Holder shall continue to be entitled after such exercise in accordance with the provisions of this Warrant. If Holder shall fail to make any such request, such failure shall not affect the continuing obligation of the Corporation to afford to Holder any such rights.

          2.6. Trustee for Warrant Holders. In the event that a bank or trust company shall have been appointed as trustee for the Corporation, such bank or trust company shall have all the powers and duties of a warrant agent (as hereinafter described) and shall accept, in its own name for the account of the Corporation or such successor person as may be entitled thereto, all amounts otherwise payable to the Corporation or such successor, as the case may be, on exercise of this Warrant pursuant to this Section 2.
          2.7 Delivery of Stock Certificates, etc. on Exercise. The Corporation agrees that the shares of Common Stock purchased upon exercise of this Warrant shall be deemed to be issued to Holder as the record owner of such shares as of the close of business on the date on which this Warrant shall have been surrendered and payment made for such shares as aforesaid. As soon as practicable after the exercise of this Warrant in full or in part, and in any event within seven (7) days thereafter, the Corporation at its expense (including the payment by it of any applicable issue taxes) will cause to be issued in the name of and delivered to the Holder, or as Holder (upon payment by Holder of any applicable transfer taxes except as otherwise provided in Section 9 hereof) may direct in compliance with applicable securities laws, a certificate or certificates, accompanied by the legend in the form specified in Section 7 below, for the number of duly and validly issued, fully paid and nonassessable shares of Common Stock to which Holder shall be entitled on such exercise, plus, in lieu of any fractional share to which Holder would otherwise be entitled, cash equal to such fraction multiplied by the then Fair Market Value of one full share, together with any other stock or other securities and property (including cash, where applicable) to which Holder is entitled upon such exercise pursuant to this Section 2 or otherwise.
     3. Payment of Purchase Price.
          3.1 Form of Payment. Payment may be made either in (i) cash or by certified or official bank check payable to the order of the Corporation equal to the applicable aggregate Purchase Price, (ii) by delivery of the Warrant, Common Stock and/or Common Stock receivable upon exercise of the Warrant in accordance with Section 3.2 below, or (iii) by a combination of any of the foregoing methods, for the number of shares of Common Stock specified in such form (as such exercise number shall be adjusted to reflect any adjustment in the total number of shares of Common Stock issuable to Holder per the terms of this Warrant) and Holder shall thereupon be entitled to receive the number of duly authorized, validly issued, fully-paid and non-assessable shares of Common Stock determined as provided herein.
          3.2 Cashless Exercise. Notwithstanding any provisions herein to the contrary, if the Fair Market Value of one share of Common Stock on the Determination Date is greater than the Purchase Price per share (at the date of calculation as set forth below), in lieu of exercising this Warrant for cash, the Holder may elect a cashless exercise of the Warrant and thereby elect to receive that lesser number of shares (as determined below) by surrender of this Warrant and cancellation of that portion of the Warrant being exercised at the principal office of the Corporation together with the properly endorsed Subscription Form, in which event the Corporation shall issue to the Holder a number of shares of Common Stock computed using the following formula:
X=Y (A-B)
      A

Where X=	the number of shares of Common Stock to be issued to the Holder

Y=	the number of shares of Common Stock purchasable under the Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being exercised (at the date of such calculation)

A=	the Fair Market Value of one share of the Corporation’s Common Stock (at the date of such calculation)

B=	Exercise Price (as adjusted to the date of such calculation)
     4. Adjustments.
          4.1. Reorganization, Consolidation, Merger, etc. In case at any time or from time to time, the Corporation shall (a) effect a reorganization, (b) consolidate with or merge into any other person, (c) transfer voting control or direction over fifty percent (50%) or more of the Corporation’s Capital Stock or (d) transfer all or substantially all of its properties or assets to any other Person in one or more related transactions or under any plan or arrangement contemplating the dissolution of the Corporation, then, in each such case, as a condition to the consummation of such a transaction, proper and adequate provision shall be made by the Corporation whereby the Holder, upon the exercise hereof as provided in Section 2 hereof at any time after the consummation of such transaction, shall be entitled to receive the stock and other securities and property (including cash) to which Holder would have been entitled upon such consummation or in connection with such dissolution, as the case may be, as if Holder had exercised this Warrant prior to such consummation or such effective date, all subject to further adjustment thereafter as provided in Section 5 hereof.
          4.2 Continuation of Terms. Upon any reorganization, consolidation, merger, transfer (and any dissolution following any transfer) or other adjustment to the Initial Warrant Shares referred to in this Section 4, this Warrant shall continue in full force and effect and the terms hereof shall be applicable to the shares of Common Stock and other securities and property receivable on the exercise of this Warrant after the consummation of such reorganization, consolidation or merger or the effective date of dissolution following any such transfer, or any other adjustment to the Initial Warrant Shares referred to in this Section 4, as the case may be, and shall be binding upon the issuer of any such stock or other securities, including, in the case of any such transfer, the person acquiring all or substantially all of the properties or assets of the Corporation, whether or not such person shall have expressly assumed the terms of this Warrant as provided in Section 4.
     5. Extraordinary Events Regarding Common Stock. In the event that the Corporation shall (a) issue additional shares of the Common Stock as a dividend or other distribution on outstanding Common Stock, (b) subdivide its outstanding shares of Common Stock, or (c) combine its outstanding shares of the Common Stock into a smaller number of shares of the Common Stock, then, in each such event, the Purchase Price shall, simultaneously with the happening of such event, be adjusted by multiplying the then Purchase Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such event, and the product so obtained shall thereafter be the Purchase Price then in effect. The Purchase Price, as so adjusted, shall be readjusted in the same manner upon the happening of any successive event or events described herein in this Section 5. The number of shares of Common Stock that the Holder shall thereafter, on the exercise hereof as provided in Section 2 hereof, be entitled to receive shall be increased or decreased to a number determined by multiplying the number of shares of Common Stock that would otherwise (but for the provisions of this Section 5) be issuable on such exercise by a fraction of which (a) the numerator is the Purchase Price that would otherwise (but for the provisions of this Section 5) be in effect, and (b) the denominator is the Purchase Price in effect on the date of such exercise.
     6. Certificate as to Adjustments. In each case of any adjustment or readjustment in the shares of Common Stock issuable on the exercise of the Warrant, the Corporation at its expense will promptly cause its Chief Financial Officer or other appropriate designee to compute such adjustment or readjustment in accordance with the terms of the Warrant and prepare a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (a) the consideration received or receivable by the Corporation for any additional shares of Common Stock issued or sold or deemed to have been issued or sold, (b) the number of shares of Common Stock outstanding or deemed to be outstanding, and (c) the Purchase Price and the number of shares of Common Stock to be received upon exercise of this Warrant, in effect immediately prior to such adjustment or readjustment and as adjusted or readjusted as provided in this Warrant. The Corporation will forthwith mail a copy of each such certificate to the Holder and any Warrant agent of the Corporation (appointed pursuant to Section 11 hereof).
     7. Stock Fully Paid; Reservation of Stock, etc. Issuable on Exercise of Warrant; Financial Statements. All of the Common Stock issuable upon the exercise of the rights represented by this Warrant (the “Issued Common Stock”) will, upon issuance and receipt of the Exercise Price therefor, be fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issue thereof. The Corporation will at all times reserve and keep available, solely for issuance and delivery on the exercise of the Warrant, all shares of Common Stock from time to time issuable on the exercise of the Warrant. This Warrant entitles the Holder to receive copies of all financial and other information distributed or required to be distributed to the holders of the Corporation’s Common Stock. The Issued Common Stock will be registered upon the terms and conditions set forth in the Registration Rights Agreement.
     8. Investment Representation. Neither this Warrant nor the Warrant Shares issuable upon the exercise of this Warrant have been registered under the Securities Act, or any other securities laws. The Holder acknowledges by acceptance of the Warrant that (a) it has acquired this Warrant for investment and not with a view to distribution; (b) it has either a pre-existing personal or business relationship with the Corporation, or its executive officers, or by reason of its business or financial experience, it has the capacity to protect its own interests in connection with the transaction; and (c) it is an accredited investor as that term is defined in Regulation D promulgated under the Securities Act. Until registration pursuant to the Registration Rights Agreement, the Common Stock will bear a legend indicating that the securities represented thereby have not been registered under any State or Federal securities laws and are subject to certain customary transfer restrictions.
     9. Assignment; Exchange of Warrant. Subject to compliance with applicable Securities laws, this Warrant, and the rights evidenced hereby, may be transferred by any registered holder hereof (a “Transferor”) with respect to any or all of the Common Stock from time to time issuable on the exercise of the Warrant. On the surrender for exchange of this Warrant, with the Transferor’s endorsement in the form of Exhibit B attached hereto (the “Transferor Endorsement Form”) and together with evidence reasonably satisfactory to the Corporation demonstrating compliance with applicable Securities Laws, which shall include, without limitation, a legal opinion from the Transferor’s counsel that such transfer is exempt from the registration requirements of federal securities laws, the Corporation (at its expense but with payment by the Transferor of any applicable transfer taxes) will issue and deliver to or on the order of the Transferor thereof a new Warrant of like tenor, in the name of the Transferor and/or the transferee(s) specified in such Transferor Endorsement Form (each a “Transferee”), calling in the aggregate on the face or faces thereof for the number of shares of Common Stock called for on the face or faces of the Warrant so surrendered by the Transferor.
     10. Replacement of Warrant. On receipt of evidence reasonably satisfactory to the Corporation of the loss, theft, destruction or mutilation of this Warrant and, in the case of any such loss, theft or destruction of this Warrant, on delivery of an indemnity agreement or security reasonably satisfactory in form and amount to the Corporation or, in the case of any such mutilation, on surrender and cancellation of this Warrant, the Corporation at its expense will execute and deliver, in lieu thereof, a new Warrant of like tenor.

     11. Warrant Agent. The Corporation may, by written notice to Holder, appoint an agent for the purpose of issuing Common Stock on the exercise of this Warrant pursuant to Section 2 hereof, exchanging this Warrant pursuant to Section 9 hereof, and replacing this Warrant pursuant to Section 10 hereof, or any of the foregoing, and thereafter any such issuance, exchange or replacement, as the case may be, shall be made at such office by such agent.
     12. Transfer on the Corporation’s Books. Until this Warrant is transferred on the books of the Corporation, the Corporation may treat the registered holder hereof as the absolute owner hereof for all purposes, notwithstanding any notice to the contrary.
     13 Notices, etc. All notices and other communications from the Corporation to the Holder shall be mailed by first class registered or certified mail, postage prepaid, at such address as may have been furnished to the Corporation in writing by Holder or, until any Holder furnishes to the Corporation an address, then to, and at the address of, the last Holder of this Warrant who has so furnished an address to the Corporation.
     14. Miscellaneous. This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought. This Warrant shall be governed by and construed in accordance with the laws of State of Delaware without regard to principles of conflicts of laws. Any action brought concerning the transactions contemplated by this Warrant shall be brought only in the state or federal courts located in the State of Delaware. The individuals executing this Warrant on behalf of the Corporation agree to submit to the jurisdiction of such courts and waive trial by jury. The prevailing party shall be entitled to recover from the other party its reasonable attorney’s fees and costs. In the event that any provision of this Warrant is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of this Warrant. The headings in this Warrant are for purposes of reference only, and shall not limit or otherwise affect any of the terms hereof. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision. The Corporation acknowledges that legal counsel participated in the preparation of this Warrant and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Warrant to favor any party against the other party.
[THIS SPACE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the Corporation has executed this Warrant under seal as of September 24, 2009.

DOVER SADDLERY, INC.
By:
Name:
Title:

Witness:

Exhibit A
to Warrant
FORM OF SUBSCRIPTION
(To be signed only on exercise of Warrant)
TO: Dover Saddlery, Inc.
The undersigned, pursuant to the provisions set forth in the attached Warrant (No.           ), hereby irrevocably elects to purchase (check applicable box):
☐                          shares of the Common Stock covered by such Warrant; or
☐   the maximum number of shares of Common Stock covered by such Warrant pursuant to the cashless exercise procedure set forth in Section 3.
The undersigned herewith makes payment of the full purchase price for such shares at the price per share provided for in such Warrant, which is $           . Such payment takes the form of (check applicable box or boxes):
☐   $           in lawful money of the United States; and/or
☐   the cancellation of such portion of the attached Warrant as is exercisable for a total of                      shares of Common Stock (using a Fair Market Value of $      per share for purposes of this calculation); and/or
☐   the cancellation of such number of shares of Common Stock as is necessary, in accordance with the formula set forth in Section 3, to exercise this Warrant with respect to the maximum number of shares of Common Stock purchaseable pursuant to the cashless exercise procedure set forth in Section 3.
The undersigned requests that the certificates for such shares be issued in the name of, and delivered to                      whose address is
                                                                                                      .
The undersigned represents and warrants that all offers and sales by the undersigned of the securities issuable upon exercise of the within Warrant shall be made pursuant to registration of the Common Stock under the Securities Act of 1933, as amended (the “Securities Act”) or pursuant to an exemption from registration under the Securities Act.
Dated:

(Signature must conform to name of Holder as specified on the face of the Warrant)

(Address)

Exhibit B
to Warrant
FORM OF TRANSFEROR ENDORSEMENT
(To be signed only on transfer of Warrant)
     For value received, the undersigned hereby sells, assigns, and transfers unto the person(s) named below under the heading “Transferees” the right represented by the within Warrant to purchase the percentage and number of shares of Common Stock of Dover Saddlery, Inc. to which the within Warrant relates specified under the headings “Percentage Transferred” and “Number Transferred,” respectively, opposite the name(s) of such person(s) and appoints each such person Attorney to transfer its respective right on the books of Dover Saddlery, Inc. with full power of substitution in the premises.

	Percentage	Number
Transferees	Transferred	Transferred

Dated: , ___ ___

(Signature must conform to name of Holder as specified on the face of the warrant)

Signed in the presence of:

(Name)	(address)

ACCEPTED AND AGREED: [TRANSFEREE]	(address)

(Name)